EXHIBIT 10.60

PRODUCTION SERVICES AGREEMENT

BETWEEN

WYNN LAS VEGAS, LLC

3145 Las Vegas Blvd. South, Las Vegas, NV 89109, USA (“Wynn Las Vegas”),

AND

PRODUCTIONS DU DRAGON, S.A.

Rue de Belle Vue 23-7100 La Louvière - Belgique, Europe (“Dragon”)

DATED

October 31, 2002

WHEREAS Wynn Las Vegas wishes to produce and present an aquatic live show (the “Show”) based and developed on a concept which has been approved by it and which is described in a document entitled “Genesis” dated October 2001 (the “Show Concept”), at the Le Rêve resort in Las Vegas, Nevada (“Le Rêve”);

WHEREAS Wynn Las Vegas has entered into a License Agreement with Calitri Services and Licensing Limited Liability Company (“Calitri”) pursuant to which Wynn Las Vegas has been granted an exclusive license to produce and present live performances of the Show at Le Rêve and to create, manufacture, produce, sell and distribute derivative products, merchandise and publications relating to the Show;

WHEREAS Wynn Las Vegas will finance, produce and present the Show at Le Rêve and requires the services of Dragon to co-produce the Show with it and Calitri, act as executive producer and project manager in relation with the production of the Show, and ensure the artistic follow-up and coordination of the Show after the opening;

WHEREAS Wynn Las Vegas also requires the services of Dragon to collaborate with Wynn Las Vegas and Calitri, assist in designing, manufacturing and producing the sets, theatrical and acrobatic equipment and costumes for the Show, cast and train the artists and performers who will be part of the Show, and commence rehearsing and preparing the Show in Belgium and in Las Vegas;

WHEREAS Dragon has reviewed the Show Concept, and agrees to provide all of such services to Wynn Las Vegas.

Now, therefore, in consideration of the mutual covenants herein contained the parties hereto agree as follows:

1.	DESCRIPTION OF SERVICES

A)

In consideration of the payments to be made pursuant to Section 8 of this Agreement, Dragon will co-produce the Show with Wynn Las Vegas and Calitri, and act as executive producer for the production of the Show and, as such, assist in designing, manufacturing and producing the sets, theatrical and acrobatic equipment and costumes for the Show, cast and train the artists and performers who will be part of the Show, and commence rehearsing and preparing the Show in Belgium and in Las Vegas, all in consultation with and with the collaboration of Wynn Las Vegas and Calitri, and in accordance with the Show Production Budget (as hereinafter defined).  Specifically, Dragon shall, without limiting the generality of the foregoing:

(1)

Be responsible to conceive, design, research, develop, test and modify as directed by Calitri and in consultation with and with the collaboration of Wynn Las Vegas and Calitri, and in accordance with their specifications (as may be modified), the following:

a)	all costumes and props, and their accessories;

b)	all artistic and acrobatic equipment and rigging, and their accessories;

c)	all stage, sets and scenery;

d)	all lighting, video, sound, musical instruments and any other type of equipment, tools and devices necessary for the performance of each of the acts of the Show;

(2)

Be responsible, in consultation with and with the collaboration of Wynn Las Vegas and Calitri, and in accordance with their specifications (as may be modified), to manufacture and/or to provide and have ready by the Opening Date, the following:

	a)	all costumes and props, and their accessories;

	b)	all artistic and acrobatic equipment and rigging, and their accessories;

	c)	all stage, sets and scenery;

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d)	all lighting, video, sound, musical instruments and any other type of equipment, tools and devices necessary for the performance of each of the acts of the Show;

e)	all computer hardware and software related to the equipment required for the Show, and their accessories;

(3)	Be responsible during the production period of the Show and the Term for the appropriate physical training of the artists and the technical staff as directed by Calitri;

(4)	Be responsible during the production period of the Show for the housing in Belgium and local transportation of the artists and the technical staff in training;

(5)

Find, negotiate with and, as and when it may be decided by Dragon and Wynn Las Vegas, hire under reasonable terms and conditions, all artists, personnel and staff members of the management, technical, training and production teams which will be needed for and during the production period of the Show;

(6)

Build, purchase or lease as may be decided by Dragon and Wynn Las Vegas training and rehearsal facilities and equipment and all premises required for the making of costumes and sets and for administrative purposes during the production period of the Show;

(7)	Be responsible to create and experiment with acrobatic and artistic techniques as may be required by Calitri for the concept of the Show;

(8)	Ensure that the Show is in a presentable and produceable state for the Term and is of a quality acceptable to the creators and Wynn Las Vegas by the Opening Date as hereinafter defined; and

(9)

Assist Wynn Las Vegas in making all arrangements needed for the transportation of the artists, personnel and staff members and of items mentioned in Section 1A)(2) herein which will be needed for and during the Term to the Le Rêve premises, and to prepare fully and timely all declarations and provide all such documents as may be required in connection therewith, including without limitation, immigration and customs officials.

B)	Dragon hereby also undertakes to find and to train in training facilities in Belgium or elsewhere as may be agreed by both parties and to make available at all times

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during the Term, replacement and back-up artists to replace, when needed, any artist who may leave the Show or be injured and become unable to perform in the Show during the Term, and shall, without limiting the generality of the foregoing:

(1)	Be responsible for the appropriate training of the replacement artists, back-up artists and injured artists for the Term;

(2)	Be responsible when needed for the housing and local transportation in Belgium of the replacement artists, back-up artists and injured artists in training;

(3)

If needed and requested by Wynn Las Vegas, build, purchase, lease, repair and maintain throughout the Term training and rehearsal facilities and equipment and provide trainers services in order to properly train the replacement artists, back-up artists and injured artists needed for the presentation of the Show during the Term and for any new act of the Show which they might perform during the Term.  This decision will be made twelve (12) months before the Opening Date to allow Dragon and Wynn Las Vegas adequate time to determine the best solution;

(4)

Find, negotiate with and, as and when it may be decided by Dragon and Wynn Las Vegas, hire under reasonable terms and conditions, until their final departure from the rehearsal facilities to Le Rêve where their services may be needed during the Term, all back-up artists which may be needed for the presentation and production of the Show during the Term and, if hired by Dragon, pay all their wages, salaries, fringe benefits, per diem allowances and reimbursement of expenses until their final departure from the rehearsal facilities;

(5)	Generally supervise and have ready, at any time during the Term but subject to reasonable and appropriate training time, to be mutually agreed, all replacement artists and back-up artists; and

(6)

Assist Wynn Las Vegas in making all arrangements needed for the transportation of the replacement artists, back-up artists and injured artists to and from Le Rêve, prepare fully and timely all declaration, and provide all such documents as may be required in connection therewith, including without limitation by immigration and customs officials.

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(7)

If needed and requested by Wynn Las Vegas, Dragon further undertakes to maintain and replace when needed during the Term in accordance with the specifications (as may be modified) of and as agreed upon with Wynn Las Vegas and Calitri, the following;

a)	all costumes and props, and their accessories;

b)	all artistic and acrobatic equipment and rigging, and their accessories;

c)	all stage, sets and scenery;

d)	all lighting, video, sound, musical instruments and any other type of equipment, tools and devices necessary for the performance of each of the acts of the Show;

and to assist Wynn Las Vegas in making all arrangements needed for the transportation of such items to Le Rêve, prepare fully and timely all declarations, and provide all such documents as may be required, including without limitation, by immigration and customs officials.

C)

Dragon also agrees to assist and support Wynn Las Vegas in marketing and promoting the Show and derivative products incorporating or representing any visual elements of the Show or any trademarks or titles related to the Show to be sold by Wynn Las Vegas;

D)

Dragon also agrees and undertakes to maintain the artistic integrity and provide for the artistic directions of the Show after the Opening Date and during the Term in accordance with the specifications (as my be modified) of Wynn Las Vegas and Calitri and hereby also undertakes to continue to ensure that, following to the Opening Date, the Show is presentable, is of a quality acceptable to Calitri and the creator(s) of the Show, and meets with their requirement until the end of the last Show of the Term.

E)

In providing the foregoing services, Dragon and Wynn Las Vegas accept the relationship of trust and confidence established between them.  Dragon and Franco Dragone, representing Dragon, individually, agree to use their best efforts in furthering the interests of Wynn Las Vegas, and Wynn Las Vegas agrees to use its best efforts in furthering the interests of Dragon, to provide a first class entertainment attraction for Le Rêve, and in the performance of their duties and obligations under this Agreement.  Franco Dragone shall personally control and oversee the creation, development, artistic direction and executive production of the Show, and shall be personally responsible for the creation, development and artistic direction to Wynn Las Vegas.

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2.	PRODUCTION AND PRESENTATION OF THE SHOW

A)

Wynn Las Vegas shall, at its sole cost and expense, be the financial producer and shall present the Show with Dragon as its sole executive and artistic producer. As financial producer, Wynn Las Vegas shall provide, upon indications and advice of Dragon and as may reasonably be required by Dragon, all personnel (including but not limited to technical director, show technicians, engineers, artistic co-ordinator, artists and other staff), costumes and props, equipments and rigging and other accessories, stage, sets and scenery, lighting, video, sound, musical instruments and any other type of equipment, computer hardware and software, as may be required to produce and to present the Show during the Term or any Extension thereof.

Any decision relating to the provision of the above personnel and materials for the production of the Show shall be made jointly by Wynn Las Vegas and Dragon in accordance with the Show Production Budget, as hereinafter defined. In case of persistent disagreement between the parties, the final decision shall be made by Stephen A. Wynn, representing Wynn Las Vegas, in consultation with Franco Dragone, representing Dragon. The foregoing does not apply to the construction of the Showroom (as defined below) and its equipment.

Wynn Las Vegas shall further provide and make available at its costs for the production and presentation of the Show, all of its then supporting corporate services in human resources, finance and accounting, taxation, legal and contractual matters, information technologies and procurement as reasonably requested by Dragon;

B)

Schedule 1 hereto is the Show Production Budget (the “Show Production Budget”), which describes the production costs (the “Show Production Costs”) to be incurred in connection with the production of the Show. Any costs of the nature set out in the Show Production Budget and incurred by Dragon pursuant to this Agreement shall be reimbursed to Dragon by Wynn Las Vegas in accordance with Section 8 hereof.

C)

All direct, overhead and out-of-pocket expenses incurred by Dragon and its affiliates after the Opening Date and in connection with the on-going presentation of the Show, including general supervision and control over artistic matters, and its administrative overhead and out-of-pocket expenses, as agreed upon with Wynn, shall be assumed by Wynn Las Vegas and treated as “Show Operating Expenses”. On a yearly basis, not later than sixty (60) days before the end of each year of the Term (except the final year), Wynn Las Vegas shall prepare, in consultation with Dragon, a budget for the Show Operating Expenses of the forthcoming year, which shall be jointly agreed to by Wynn Las Vegas and Dragon.

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3.	THEATRE AND EQUIPEMENT

A)

The Show shall be presented by Wynn Las Vegas in a first class theatre in the Le Rêve resort, which theatre shall seat approximately 2000 patrons (the “Showroom”). The Showroom shall be designed, constructed and laid out or remodelled, as the case may be, by Wynn Las Vegas in accordance with general parameters and specifications discussed with Dragon and subject to the Theatre Construction and Specialized Equipment Budget, including, without limitation, stage dimensions, sound, backstage services, lighting, and theatrical equipment required by Dragon. Wynn Las Vegas agrees that the Showroom will have to be completed and delivered to Dragon dust free for the load in and rehearsal of the Show by no later than 183 days before the Opening Date, as defined herein, by which completion and delivery date Wynn Las Vegas shall have obtained all of the permits, licenses, registrations and certificates necessary for load-in and installation and no further work on the Showroom shall be required except for work on minor punch list items performed at times approved by Dragon in its sole discretion or at times which Dragon is not using the Showroom.

B)	Wynn Las Vegas shall consult with Dragon at every material stage of the construction of the Showroom, so as to ensure that it remains suitable for the Show.

C)

The costs of the Showroom, which shall include construction expense and engineering fees, costs of sound, lighting and other theatrical and specialised equipment set out in Schedule 2, shall be established by Wynn Las Vegas. During the Term, Wynn Las Vegas shall maintain the Showroom, including its theatrical and specialised equipment, in good working order, at its sole cost.

4.	PERFORMANCE OF SHOW

Wynn Las Vegas shall present, at its sole cost and expense, the Show in the Showroom for a period of ten (10) consecutive years (“Term”) commencing on the date of the first public performance of the Show (“Opening Date”), which shall be jointly determined by the parties by no later than December 31, 2003 (provided Wynn Las Vegas receives the proceeds of the financing of Le Rêve by no later than April 30, 2003), and shall coincide with the opening of Le Rêve. Notwithstanding the foregoing, Wynn Las Vegas hereby represents and warrants that such Opening Date shall in no event be later than September 30, 2005.

A)

The Show shall run for approximately ninety (90) minutes with no intermission. The frequency and number of performances of the Show presented during each year of the Term shall be determined by mutual agreement of the parties, and shall take into consideration seasonality, provided that there shall be a minimum of 470 performances of the Show presented during each complete year of the Term.

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B)

Wynn Las Vegas shall be entitled, with the written consent of Dragon which shall not be unreasonably refused, to extend the presentation of the Show on the same terms and conditions set out herein for a further five (5) year period following the end of the Term (“Extension”), provided that Wynn Las Vegas notifies Dragon in writing of such desire to extend the presentation of the Show by no later than the eighth anniversary date of the opening of the Show.

C)

If after the first twelve months following the Opening Date, the total Show Revenue (as defined below) shall be less than the total of the Show Operating Expenses (as defined below) during such 12-month period, Wynn Las Vegas shall have the right within sixty (60) days following the end of such 12-month period, to give Dragon written notice that Wynn Las Vegas elects to terminate the run of the Show, such termination to become effective thirty (30) days from receipt of such written notice by Dragon. Upon such termination Dragon shall be entitled to retain all payments received by and pursuant to this Agreement, and Wynn Las Vegas shall immediately pay to Dragon all amounts due and unpaid pursuant to this Agreement and any amount or indemnity which Dragon may reasonably and necessarily have to pay to third parties by reason of such termination.

D)

If Wynn Las Vegas fails to give Dragon notice of termination pursuant to the preceding paragraph, Wynn Las Vegas shall have the right to give Dragon a termination notice within sixty (60) days following the end of each subsequent year during the Term, provided that the total Show Revenue shall have been less than the total Show Operating Expenses during such year, such termination to become effective thirty (30) days from receipt of such notice. Upon such termination Dragon shall be entitled to retain all payments received by it pursuant to this Agreement, and Wynn Las Vegas shall immediately pay to Dragon all amounts due and unpaid pursuant to this Agreement and any amount or indemnity which Dragon may have to pay to third parties by reason of such termination.

5.	EXCLUSIVITY

A)	During the Term, neither Dragon nor any of its affiliates shall present:

(1)

the Show or any other show using same or similar characters or story line as a live presentation at any place in the world but Le Rêve or any other casino or hotel owned or controlled by Stephen A. Wynn or Wynn Las Vegas or any other entity in which Stephen A. Wynn shall have a controlling interest (each a “Wynn Casino”); and

(2)

any show whatsoever at any casino or any casino resort in North America (USA and Canada) or Macau other than a Wynn Casino. This provision shall also include the production or creation of any show or theatrical

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presentation at any theatre or performance venue in North America (USA and Canada) or Macau located within five miles of any Wynn Casino.

The foregoing does not apply to:

(1)	Services provided in connection with a Céline Dion production show to be presented in Las Vegas or its replacement show; and

(2)	Services provided in connection with “Mystere” and/or “O” in Las Vegas, Nevada.

B)	During the Term, Dragon shall be entitled, at its sole discretion, to prevent Wynn Las Vegas or any other Wynn Casino from presenting, directly or indirectly.

(1)	the Show or any other show using same or similar characters or story line as a live presentation at any place in the world but a Wynn Casino; and

(2)

any other show whatsoever, provided that such other show is similar in type to those being or having been created, produced or presented by or through Dragon or any of its affiliates at the time Wynn Las Vegas would be willing to present or produce such other show. Without limiting the foregoing it is agreed that such other shows would include any show of the nature of a theatre play, musical, opera, circus style show and any other production involving many performers or disciplines. In the event Wynn Las Vegas would be willing to present such other show at any place anywhere in the world, Dragon or any of its affiliates shall have a right of first refusal to create and/or produce said other show at the conditions proposed by Wynn Resort. Dragon’s right of first refusal shall be exercised in a timely manner.

6.	FlNANCIAL MATTERS

A)

Wynn Las Vegas shall advance to Dragon the funds as may be required for the payment of Dragon’s share of the Show Production Costs, according to approved cash flows required for the ongoing development and production of the Show.

Dragon shall open and maintain a separate bank account (“Show Bank Account”) with a bank to be mutually agreed by the parties hereto which shall be used solely for depositing all advances of Wynn Las Vegas to Dragon for its share of the Show Production Costs and for Dragon to make all payments of Show Production Costs which it has to incur pursuant to this Agreement.

All advances made by Wynn Las Vegas to Dragon to pay such Show Production Costs shall be deposited by Dragon in the Show Bank Account and shall be used by Dragon solely for the purpose of making all payments of Show Production Costs (any interest accrued in the Show Bank Account shall also be used by Dragon to pay Show Production Costs).

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B)

Not less than ten (10) days before the beginning of each quarterly period following the execution of this Agreement, Dragon shall submit to Wynn Las Vegas a statement (“Quarterly Statement of Cash Requirements”) based on the Show Production Budget, as modified from time to time by mutual consent of the parties hereto, showing:

(1)

An estimate of the Show Production Costs estimated to be incurred by Dragon during the quarterly period immediately following such notice, broken down into each of the categories specified in the Show Production Budget or such greater detail as may be required by Wynn Las Vegas to the extent such information is available;

(2)	The amount of all cash balances expected to be held in such account as of the first day of such quarterly period; and

(3)	The total amount required to be paid to Dragon by Wynn Las Vegas in order to meet such Show Production Costs to be incurred by Dragon during said quarter.

The Quarterly Statement of Cash Requirements submitted by Dragon shall, if requested, be accompanied by the Show Bank Account statements for the previous quarter (or, if such bank statement is not available at such time, Dragon shall provide same to Wynn Las Vegas as soon as it receives it), and upon request by Wynn Las Vegas, Dragon shall also provide Wynn Las Vegas with a bank reconciliation showing the total amount of Show Production Costs actually paid from the Show Bank Account for the previous quarter as compared to the amount of funds requested on the Quarterly Statement of Cash Requirements for the same quarter accompanied, if required by Wynn Las Vegas, by sufficient supporting documentary evidence in that regard. Wynn Las Vegas shall approve or disapprove the Quarterly Statement of Cash Requirements by the start of the applicable quarterly period, and, on a monthly basis after its approval, cause to be deposited in the Show Bank Account the necessary portion of the contribution requested to fund the Show development and production, subject to the constraints of the Disbursement Agreement for the Le Rêve project.

C)

Wynn Las Vegas shall at its own expense at all reasonable times through its on site representative or others, have the right to examine, analyze, copy any and all documents, books and records of Dragon relating to the Show Production Costs and the Show Bank Account, and to have same audited by its representatives.

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D)

Wynn Las Vegas will retain control over all financial matters, including timing of disbursements, concerning the Show provided, however, that Wynn Las Vegas will fully and meaningfully consult Dragon as reasonably requested from time to time by Dragon, especially with regards to all financial matters dealing with creative and artistic elements of the Show.

E)

Wynn Las Vegas shall have the right to place one or more on site representatives in Belgium where Dragon will conduct its development and co-production activities for the Show. The representative(s) shall have the authority and responsibility to act on behalf of Wynn Las Vegas with regard to financial matters affecting the production of the Show. Wynn Las Vegas shall consult with Dragon with regard to the choice of the representative(s).

The representative shall, in conjunction with Dragon, determine all policies and procedures affecting the use of Wynn Las Vegas funds, including without limitation, methods of procurement (including bidding procedures), budget preparation and approvals, methods of accounting and document control procedures (including disbursements), and any other activity that potentially requires the expenditure of the funds by Wynn Las Vegas in direct connection with the Show.

F)	Dragon shall provide adequate office space and support for the representative(s).

Nothing contained herein is intended to hinder Dragon’s or its affiliates’ control of the creative aspects including the process of production of the Show. The parties agree that the presence and exercise of powers delegated to the representative(s) are to be exercised in the best interest of the Show.

Although the parties anticipate that much of the Show development design and production will occur in Belgium, it is the parties’ mutual intent to have, if possible, elements carried out within North America during the development and Production Period.

G)

The parties mutually understand and recognise that for the production process or for the benefit of the creative process it will be necessary to fabricate some materials in Belgium as long as the quality (according to industry standards, cost efficiency and after delivery services) is equal to or greater than that which may be available in the United States. All payments by Wynn Las Vegas to Dragon or affiliates, for the costs and expenses defined in Section 2 herein, shall be based upon Budgets, other documentation and supporting schedules of deliverables as mutually agreed upon by the parties. All aspects of the Show Production Budget, including all pre-production expenses, set design and fabrication, other scenic elements, training and rehearsal expenses, travel expenses for Dragon’s personnel shall be disbursed in accordance with the Show Production Budget and Show Production requirements in accordance with the financial and administrative

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procedures established by Dragon and Wynn Las Vegas and approved by Wynn Las Vegas. All expenses requiring a disbursement of over US$50,000 shall be approved in advance by Wynn Las Vegas. Franco Dragone shall be entitled to travel First Class at all times. Louis Parenteau and Patrice Bilodeau shall be permitted Business Class travel within Europe (for flights over two hours) and to North America. All documents related to the Show Production or operation are subject to audit by the representative(s).

H)

Wynn Las Vegas acknowledges and agrees that a fair allocation of Dragon’s or its affiliates’ general overhead will be chargeable to the Show as part of the Show Production Costs and of the Show Operating Expenses. Such amounts shall be pre-approved by Wynn, allocated fairly based upon generally accepted US accounting principles and be a part of all Budgets contemplated hereunder. In the event that any dispute arising out of or in connection with this Section cannot be resolved between Dragon and the representative(s) of Wynn Las Vegas or Kenneth Wynn, then Stephen A. Wynn in consultation with Franco Dragone representing Dragon shall have the sole authority to resolve such dispute.

I)

The parties agree that, until a different amount is established by the parties in the manner set out in this Section 6, an amount of US$25,000 per month shall be charged to the Show in respect of the overhead referred to in Section 6H).  Notwithstanding the foregoing it is acknowledged that unless the parties otherwise agree, the maximum amount payable to Dragon hereunder before the Opening Date and to be included in the Show Production Costs shall not exceed US$850,000 in total.

7.	ENHANCEMENTS

Dragon acknowledges that Wynn Las Vegas may incur on a cumulative basis, up to US$1,000,000 in costs per year during the first nine years of the Term and, if the Term is extended, during each year of the Extension, for replacement of one or more segments of the Show with new acts (“Enhancements”), which new acts may include new costumes, lighting, equipment and new choreographies. Dragon agrees that the terms and conditions of this Agreement shall apply to such Enhancements and to render its services with respect to such Enhancements in accordance with the terms and conditions of this Agreement.

8.	COMPENSATION

A)	As compensation to Dragon, Wynn Las Vegas shall pay to Dragon:

(1)

In respect of each period of three months during the Term and any extension thereof (“Fiscal Quarter”), a non-refundable amount equal to twenty percent (20%) of the Show Net Profits. The Show Net Profits is the amount by which all of the Show Revenue (as defined below) for any

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Fiscal Quarter exceeds the sum of the Show Operating Expenses (as defined below) for such Fiscal Quarter (the “Show Net Profits”).

(2)	Reimbursement of all Show Production Costs incurred by Dragon pursuant to Sections 1 and 2 hereof.

(3)	Reimbursement of all indirect costs and general overhead expenses incurred by Dragon pursuant to Sections 6.H) and 6.I) hereof.

(4)	Reimbursement of all direct operating and follow up costs incurred by Dragon during the Fiscal Quarter.

B)	Wynn Las Vegas shall retain for its own account all of the Net Ticket Revenue from the Show, and all of the Show Net profits, subject to the amounts payable to Dragon under this agreement.

C)	As used herein:

(1)	“Show Revenue” means, for each Fiscal Quarter, the sum of

a)	100% of Net Ticket Revenue for the Show; and

b)	100% of the gross proceeds (being gross revenue less sales and entertainment tax only, if any) for the sale of food and beverages sold in or immediately adjacent to the Showroom;

(2)	“Show Operating Expenses” means, for each Fiscal Quarter, the sum of:

a)	Any royalty amount paid by Wynn Las Vegas to Calitri during such Fiscal Quarter calculated directly on the Net Ticket Revenue;

b)

All direct operating expenses including but not limited to Showroom and equipment maintenance costs (as opposed to major replacement costs) incurred by Wynn Las Vegas in connection with the presentation of the Show during such Fiscal Quarter;

c)	All direct expenses incurred by Wynn Las Vegas during such Fiscal Quarter in the sale of food and beverages in or immediately adjacent to the Showroom;

d)

During the first twenty-four (24) months following the Opening Date only, such portion of the aggregate (i) initial launch advertising and promotional campaign expenses, and (ii) pre-opening operating expenses (a budget for which shall have been agreed by the parties) relating to the presentation of the Show, each paid by Wynn Las Vegas, attributable to such Fiscal Quarter,

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as shall be determined based on amortising all of such expenses on a straight-line basis over such 24-month period;

e)	During the first sixty (60) months following the Opening Date only:

(i)	such portion of the Show Production Costs paid by Wynn Las Vegas;

(ii)	such portion of any guaranteed creation fee paid to Calitri; and

(iii)	such portion of the costs incurred with name searches for the Show and filing and registration of trademarks in respect of the Show attributable to such Fiscal Quarter,

as shall be determined based on amortising of all such costs on a straight-line basis over such 60-month period.

f)

In respect of the amortisation of the capital costs of all sound, lighting and other equipment purchased by Wynn Las Vegas for Enhancement, during a period of sixty (60) months only following the purchase of such equipment, such portion of such costs paid by Wynn Las Vegas, attributable to such Fiscal Quarter, as shall be determined based on amortising such costs on a straight-line basis over such period of time; and

g)

Six percent (6%) of one hundred percent (100%) of Net Ticket Revenues from the Show, which amount shall include the value of all complimentary tickets distributed by Wynn Las Vegas. Such amount retained by Wynn Las Vegas is deemed to compensate Wynn Las Vegas for all the costs incurred for the construction or remodelling costs of the Theatre and Showroom (as defined above).

h)

An amortisation of the financing expenses of the advances on royalties made to the creators of the Show before the Opening Date, at Wynn Las Vegas’ average cost of debt, incurred prior to the Opening Date. Such amortisation shall be over a period of 24-months from the Opening Date. The financing expenses of the remaining balance of the advance on royalties to the creators of the Show shall be based upon Wynn Las Vegas’ cost of debt as computed quarterly.

i)	All operating expenses incurred by Dragon and any of its affiliates, including without limitation Calitri, pursuant to this Agreement or any other agreement relating to the Show and reimbursed by

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Wynn Las Vegas to Dragon or any such affiliates during such Fiscal Quarter.

(3)

The “Net Ticket Revenue” shall be equal to the gross ticket price of all tickets sold or given away as complimentaries by Wynn Las Vegas less admission, entertainment and sales taxes, if any, levied on such price.

D)	For the purpose of the definitions above, Show Production Costs, Show pre-opening costs and Show Operating Expenses shall not include, unless otherwise stated,

	(1)	except for financing expenses relating to advance on royalties to the creators of the Show, any interest and any other financing expenses incurred by Wynn Las Vegas,

	(2)	except as specifically provided above, any costs of a capital nature and any amortisation in respect thereof, except amortisation in the manner set forth above,

	(3)	any costs and expenses relating to the Showroom, excluding its maintenance costs but including its theatrical and specialised equipment; and

	(4)	any income taxes, real estate taxes, capital taxes or similar taxes, levies and duties payable by Wynn Las Vegas.

D)	E)	All sums payable to Dragon pursuant to Section 8.A)(1) hereof shall be payable as follows:

Within ten (10) business days following each month of each Fiscal Quarter, Wynn Las Vegas shall provide Dragon with a statement showing the total Show Revenue received by Wynn Las Vegas and the total Show Operating Expenses incurred by Wynn Las Vegas over such month, and Wynn Las Vegas shall pay to Dragon together with such statement twenty percent (20%) of the Show Net Profits, if any, for such month.  Then, within fifteen (15) days following the end of each Fiscal Quarter during the Term, Wynn Las Vegas shall provide Dragon with a quarterly statement (the “Quarterly Net Profit Statement”) showing (i) the total Show Revenue received by Wynn Las Vegas and the total Show Operating Expenses incurred by Wynn Las Vegas over such Fiscal Quarter, and (ii) the portion of the Show Net Profits due and payable to Dragon for such Fiscal Quarter, and Wynn Las Vegas shall remit to Dragon together with such statement the portion of the Show Net Profits then still due and payable to Dragon.

Within forty-five (45) days after the end of each Year during the Term, Wynn Las Vegas shall provide Dragon with a yearly statement showing (i) the total Show Revenue received by Wynn Las Vegas and the total Show Operating Expenses incurred by Wynn Las Vegas over such Year, (ii) the amount of any adjustment required to the Show Net Profits as set forth below, and (iii) the portion of the

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Show Net Profits due and payable to Dragon, or refundable to Wynn Las Vegas, for such Year based upon the actual results of each Fiscal Quarter, and Wynn Las Vegas shall remit to Dragon together with such statement the portion of the Show Net Profits due and payable to Dragon, if any.  Any refund due to Wynn Las Vegas from Dragon may be applied against future quarterly Show Net Profits due and payable to Dragon until fully paid.  If, on termination or expiration, a refund remains due to Wynn Las Vegas, such refund shall be paid within ten (10) days after said expiration or termination in immediately available US$funds or bank draft as per Wynn Las Vegas’ written instructions.

All sums payable to Dragon pursuant to Sections 8.A)(2), (3), (4) and (5) shall be payable within ten (10) days after issuance by Dragon of invoices in respect thereof accompanied by appropriate supporting document.

E)	All of the aforesaid amounts payable to Dragon shall be paid by Wynn Las Vegas in immediately available US$ funds or bank draft as per Dragon’s written instructions.

9.	TERMINATION

A)	This Agreement shall automatically terminate:

(1)

if Wynn Las Vegas files a petition in bankruptcy or is adjudicated a bankrupt or if a proceeding, petition or notice in bankruptcy, voluntary or involuntary, is filed against Wynn Las Vegas or if Wynn Las Vegas becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law or if Wynn Las Vegas discontinues its business or if a receiver is appointed for it or its business or if a suspension of payments is given by any court of competent jurisdiction in respect of Wynn Las Vegas; or

(2)

if either party violates any of the terms or conditions  of this Agreement, provided the other party gives sixty (60) days’ notice in writing of such violation, and such violation is not remedied within said sixty (60) days; or

(3)	the complete run of the Show is at any time cancelled; or

(4)

upon termination of the License agreement for the Show between Wynn Las Vegas and Calitri, unless the option set forth in Section 14 has been exercised and remains in effect and a separate Production Services Agreement for the Other Show has not been executed; or

(5)

if Franco Dragone dies or becomes completely disabled before the Opening Date and Wynn Las Vegas elects at its discretion to terminate this agreement by giving Dragon written notice to that effect, provided such written notice is given within a period of sixty (60) days following  death or disability.

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

B)

If the Agreement herein is terminated in accordance with any of the provisions of Section 9.A), then all compensation theretofore accrued shall become due and payable immediately to Dragon and Wynn Las Vegas shall indemnify Dragon for all costs, expenses and charges reasonably and necessarily payable by Dragon to employees or contractors and other third parties as may reasonably and necessarily result from such termination, and Dragon shall not be obligated to reimburse Wynn Las Vegas for any payment theretofore paid by Wynn Las Vegas to Dragon.

10.	TAXES AND ASSESSMENTS

A)

All payments and compensation hereinabove provided are exclusive of any taxes of any nature and of any government whatsoever, whether the fiscal law is in force presently or at any time in the future, except for income taxes, but are subject to withholding taxes, if any.

B)	The parties hereto agree to cooperate with each other to obtain the appropriate certificates of reduction or exemption of taxes, wherever applicable.

11.	BOOKS AND RECORDS

A)

Wynn Las Vegas shall keep or have any assignees or licensees of Wynn Las Vegas rights keep accurate books of account and records covering all transactions relating to this Agreement and Dragon or its nominees shall have the right upon notice and at all reasonable hours during any business day to an examination of said books of account and records and all other documents and materials, whether in the possession of Wynn Las Vegas or any assignees or sublicensees of Wynn Las Vegas’ rights or otherwise, with respect to the subject matter and the terms of this Agreement, and shall have free and full access thereto for the purpose of taking extracts or copies thereof.

B)

Dragon shall keep accurate books of account and records covering all transactions performed by Dragon pursuant to the terms of this Agreement and Wynn Las Vegas or its nominees shall have the right upon notice and at reasonable hours during any business day to an examination of said books of account and records with respect to the amounts reimbursable to Dragon under the terms of this Agreement, and shall have free and full access thereto for the purpose of taking extracts or copies thereof.

12.	INDEMNITIES OF DRAGON

A)

Dragon agrees to indemnify and hold harmless Wynn Las Vegas, its members, managers, directors, officers and agents and all others claiming by, through or under Wynn Las Vegas against any claims, demands, suits, losses, costs, expenses (including, without limitation, reasonable counsel fees, costs and disbursements), damages or recoveries (including, without limitation, any amounts paid by Wynn

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

Las Vegas in settlement), suffered, paid, incurred or assumed by Wynn Las Vegas, its members, managers, directors, officers, agents and all other claiming by, through or under Wynn Las Vegas by reason of any breach or non-performance of any representation, warranty or covenant of Dragon contained in this Agreement, or by Dragon’s negligence or willful misconduct.

B)

Wynn Las Vegas shall notify Dragon in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of Dragon hereunder, promptly after Wynn Las Vegas has knowledge of any such claim, demand or suit. Dragon shall have the option to designate counsel to defend any such claim, demand or suit designated by it and shall control such defense. Wynn Las Vegas shall cooperate in the defense of any such claim, demand or suit and may participate in the defense of any such claim, demand or suit with counsel of its own choosing (if Wynn Las Vegas does not approve counsel designated by Dragon) at its own expense, it being understood that Dragon shall not be responsible for the payment of any fees of any such counsel.  Wynn Las Vegas shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by Dragon.

13.	INDEMNITIES OF WYNN LAS VEGAS

A)

Wynn Las Vegas agrees to indemnify and hold harmless Dragon, its directors, officers and agents and all others claiming by, through or under Dragon against any claims, demands, suits, losses, costs, expenses (including, without limitation, reasonable counsel fees, costs and disbursements), damages or recoveries (including, without limitation, any amounts paid by Dragon in settlement), suffered, paid, incurred or assumed by Dragon, its directors, officers, agents and all other claiming by, through or under Dragon by reason of any breach or non-performance of any representation, warranty or covenant of Wynn Las Vegas contained in this Agreement, or by Wynn Las Vegas’s negligence or willful misconduct.

B)

Dragon shall notify Wynn Las Vegas in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of Wynn Las Vegas hereunder, promptly after Dragon has knowledge of any such claim, demand or suit. Wynn Las Vegas shall have the option to designate counsel to defend any such claim, demand or suit designated by it and shall control such defense. Dragon shall cooperate in the defense of any such claim, demand or suit with counsel of its own choosing (if Dragon does not approve counsel designated by Wynn Las Vegas) at its own expense, it being understood that Wynn Las Vegas shall not be responsible for the payment of any fees of any such counsel Dragon shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by Wynn Las Vegas.

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

14.	OPTION

Wynn Las Vegas or an affiliate has been granted an option to produce and present a second new first-class theatrical entertainment attraction (the “Other Show”) to be presented at Le Rêve or another Wynn Casino, which option shall be exercised by no later than December 31, 2003.  Wynn Las Vegas hereby represents and agrees that in the event the option is exercised, then it or its affiliate shall hire and retain the services of Dragon on terms and conditions no less favourable to Dragon than those provided in this Agreement.

15.	MISCELLANEOUS

A)

This Agreement together with any attachments hereto shall be the definitive Agreement between the parties and define each party’s rights and obligations to the other. This Agreement may be modified with the consent of both parties only by written amendment, which, upon execution shall become a part of this Agreement with the same full force and effect as if first written.

B)

Dragon acknowledges that Wynn Las Vegas and its affiliates conduct businesses that are subject to and exist because of privileged licenses issued by governmental authorities in the State of Nevada and elsewhere that regulate gaming and related matters.  In the event Dragon is found unsuitable by the appropriate governmental authority or if Wynn Las Vegas is advised by such governmental authority to terminate its relationship with Dragon, or Wynn Las Vegas reasonably determines, based on its internal compliance investigation and based on substantial, objective and evidenced elements, that it is required to terminate its relationship with Dragon to avoid the loss of its privileged licenses or receive sanctions, Wynn Las Vegas shall be entitled to terminate the agreement between the parties without liability to Dragon except for the obligation to pay all costs incurred to the date of such termination.

Notwithstanding the above, Dragon shall be allowed an opportunity to pursue any appeal rights it may have with respect to any governmental determination which Wynn Las Vegas is using as the basis of exercising its termination rights.

If this Agreement is terminated for any reason other than as a result of Dragon’s activities as referred to above or as otherwise provided in this Agreement, Dragon shall be entitled to full indemnification by Wynn Las Vegas for all and any provable losses incurred by Dragon due to such termination.

C)

Each party undertakes not to disclose the existence of this Agreement to any third party except to its professional advisors and its consultants and to such other persons as is reasonably required in order to consummate the transactions contemplated herein.

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

This paragraph shall survive the termination of this Agreement. This confidentiality restriction does not apply in the event of litigation between the parties in relation to this Agreement, or in the event its disclosure is compelled by law or regulation or by order of any court or regulatory authority having jurisdiction over one of the parties.  In this regard, Dragon acknowledges and agrees that this Agreement may be required to be disclosed by Wynn Las Vegas and its affiliates in connection with the financing of Le Rêve.

D)

This Agreement shall be governed by and construed in accordance with the laws and of the State of Nevada, without regard to conflict of laws principles, and the parties hereby consent to the exclusive jurisdiction of the state or federal court located in Clark County, Nevada, for any dispute arising out of or relating to this Agreement.

E)

Neither this Agreement nor any rights or obligations conveyed hereunder may be transferred, assigned, or delegated (including by sublicense) without the written consent of the other party, which consent may be withheld for any reason whatsoever. Notwithstanding the foregoing, this Agreement may be assigned by Wynn Las Vegas or Dragon to any of its affiliated entities, without the prior consent of the other party; provided that such assignment shall not discharge or otherwise affect the obligations of  the assignor to perform, fulfil and satisfy its obligations and responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors, permitted assigns, administrators and/or legal representatives.

F)

Faxed signatures shall be sufficient to bind each party to this Agreement and this Agreement may be executed in one or more counterparts, which shall form together the entire Agreement between the parties.

G)

Nothing herein contained shall constitute a partnership or joint venture between the parties hereto. No party shall act in any manner contrary to the terms of this Section 15.G) and no party shall become liable by any representation, act or omission of the other.

H)

Except as otherwise specifically set forth above, however, nothing contained herein shall be interpreted or construed as creating on Dragon, its staff and personnel, including Franco Dragone, an obligation to devote time and resources on an exclusive basis.

I)

This Agreement constitutes the complete and exclusive agreement between the parties and replaces and supersedes all prior agreements, negotiations, statements, memoranda and understandings with respect to its subject matter.

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

J)	The voiding of any provision of this Agreement by any Court shall not serve as to void or place in less than full force and effect any other provision of this Agreement.

This Agreement is agreed to and accepted this 31st day of October 2002 by those parties whose duly authorized signatures are set forth below:

	PRODUCTIONS DU DRAGON S.A.		WYNN LAS VEGAS L.L.C.

		Per:	WYNN RESORTS HOLDINGS, LLC Its Sole Member
		Per:	VALVINO LAMORE, LLC, Its Sole Member
		Per:	WYNN RESORTS, LIMITED Its Sole Member

Per:	/s/ FRANCO DRAGONE	Per:	/s/ STEPHEN A. WYNN

Franco Dragone			Stephen A. Wynn, Chairman and Chief Executive Officer

As to the personal obligations in Section 1.E):

/s/ FRANCO DRAGONE

Franco Dragone, individually

THIS AGREEMENT IS STRICTLY CONFIDENTIAL

SCHEDULE 1

SHOW PRODUCTION BUDGET

Artistic Direction & Development	$5,362,242
Production Development	$6,652,293
Show Components	$4,933,351
Logistics & Travel	$5,452,114
Creation Fee	$2,000,000
TOTAL PRODUCTION BUDGET	$24,400,000

SCHEDULE 2

CONSTRUCTION BUDGET

Theater Construction:
Base Construction	$32,259,917
Interiors	$3,341,914
Theatrical Equipment	$22,784,377
Sub Total	$58,386,208
Soft Costs
Design/Engineering/CM Expenses	$3,196,197
Sub Total	$3,196,197
Project Contingency
Construction Contingency	$2,919,310
Soft Costs Contingency	$79,905
Sub Total	$2,999,215

16.	Estimated Contractor Fee	$1,335,811
17.	TOTAL DESIGN & CONSTRUCTION	$65,917,431

THIS AGREEMENT IS STRICTLY CONFIDENTIAL